Exhibit 10.3

ST. PAUL TRAVELERS

  EMPLOYEE RESTRICTED STOCK AWARD NOTIFICATION AND AGREEMENT

Participant:	First_Name, M, Last_Name	Grant Date:
Number of Shares:		Vesting Date:

1. Grant of Restricted Stock. This restricted stock award (“Award”) is granted pursuant to the St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Plan”), by The St. Paul Travelers Companies, Inc. (the “Company”) to you, an employee (the “Participant”).  The Company hereby grants to the Participant an Award of the number of shares of restricted Company common stock, no par value (“Common Stock”) set forth above, pursuant to the Plan, as it may be amended from time to time (the “Plan”) and subject to the terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in this award notification and agreement, the Plan and the prospectus dated July 28, 2004 (titled “St. Paul Travelers Equity Awards”), and any applicable prospectus supplement (together, the “Prospectus”).  The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, and cancellation, all of which are hereby incorporated by reference into this award notification and agreement.  The terms, conditions and restrictions in this award notification and agreement, the Prospectus, and the Plan constitute the Award agreement between the Participant and the Company (“Agreement”). By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors.  The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be canceled if vesting conditions are not satisfied.  Thus, Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or a committee of the Board that conditions to vesting have been satisfied.

3. Transfer Restrictions and Vesting.  The shares of Common Stock of the Award are subject to the transfer restrictions set forth in the Prospectus.  Until these restrictions lapse, the Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of any of the Award shares. The Award shall vest in full, and the restrictions shall terminate on the Award shares, on the Vesting Date set forth above, provided the Participant remains continuously employed by the Company or one of its subsidiaries, and any other terms and conditions are satisfied. Shares of Common Stock will be delivered to the Participant as soon as practicable after the Award has vested.

4. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may  desire or be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet or internet site to which Participant has access.

5. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies.  By accepting this Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

6. Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

7. Arbitration; Conflict.  Any disputes under this Agreement shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the event of a conflict between the Plan and this grant notification and agreement, or the terms, conditions, and restrictions of the Award as specified in the Prospectus, the Plan shall control.

8. Acceptance and Agreement by Participant. By signing below, Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

THE ST. PAUL TRAVELERS COMPANIES, INC.

PARTICIPANT’S SIGNATURE:

By: John P. Clifford, Jr.

Senior Vice President, Human Resources	First Name, MI, Last Name
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